                                                                       EXHIBIT 1
                                                                       ---------

                                                Contract:       Christopher Wyse
                                                                    616/923-3417
                                          Christopher_J_Wyse@email.whirlpool.com


          WHIRLPOOL CORPORATION, AS EXPECTED, REPORTS THIRD-QUARTER LOSS FROM RESTRUCTURING; OPERATING IMPROVEMENTS CONTINUE

     BENTON HARBOR, Mich. -- Oct. 15, 1997 -- Whirlpool Corporation (NYSE: WHR), as expected, announced today a third-quarter 1997 net loss of $218 million, or $2.90 per share, versus earnings of $21 million, or 28 cents per share, for the same period in 1996; however, on an ongoing basis, the company posted a 55 percent increase in net earnings for the quarter.

     Results for the period include a previously announced pre-tax charge of $361 million to better align the company's cost structure within the global home-appliance marketplace, which is expected to result in annual savings of about $180 million when fully implemented by year 2000. In addition, the results include a pre-tax charge of $36 million to provide a reserve for certain Whirlpool Financial Corporation aerospace assets.

     Excluding the charges, third-quarter 1997 net earnings were $62 million, or 82 cents per share. In the third quarter of 1996 net earnings were $40 million, or 53 cents per share, excluding a pre-tax charge in that quarter. Net sales for the most-recent quarter, were $2 billion, down 5 percent from the third quarter of 1996. Removing the third quarter 1997 charges, nine-month earnings were $173 million, or $2.30 per share, up 33 percent from $130 million, or $1.73 per share, through September 1996, excluding the third quarter 1996 pre-tax charge. Year-to-date net sales reached $6.1 billion, down about 5 percent from the first three quarters of 1996.

     "Our recently announced plans to purchase majority interest in our Latin American affiliate, Brasmotor S.A., combined with the realignment of our cost structure and the pending sale of most of Whirlpool Financial's assets, position Whirlpool for outstanding value creation going forward," said Whirlpool Chairman and CEO David R. Whitwam.

     In North America, Whirlpool's third-quarter product shipments increased slightly, while revenues declined about 2 percent compared with the same period


                                    - more -

[WHIRLPOOL LOGO]            Administrative Center, Benton Harbor, Michigan 49022
in 1996. However, the company's operating profit and margins, excluding the charges, remain strong. The company continues to perform well in this mature marketplace, despite intense competitive and pricing pressures. The company expects full-year industry volumes to be down slightly from 1996, largely due to weak air conditioner sales resulting from a cool summer season.

     Whirlpool's European results improved for the third consecutive quarter, excluding the charge, as the company recorded higher unit shipments and dramatically increased operating profit for the quarter, versus a small operating loss in the third-quarter of 1996. The gains continue to be led by the company's extensive new product line, which provides improved margins. Whirlpool Europe's revenues were also about 8 percent higher, in local currency, absent the effect of currency translations. The company expects to continue its performance improvement even though full-year 1997 appliance-industry volumes are expected to be flat.

     Company earnings from Latin America fell 45 percent from a record high third quarter in 1996. However, the company continues to maintain its leading market position in Brazil and throughout Latin America, and it expects to see solid operating improvements in the fourth quarter as the Latin markets come into their traditionally strong appliance-buying season.

     Purchases of major home appliances, in Latin America, should increase solidly in the next decade with annual growth rates outpacing mature markets.

     Whirlpool Asia, as anticipated, sustained an operating loss. By year's end, the company expects to discontinue operations at two Chinese joint ventures and lower its costs in the region. After this refocusing of resources in China, the company currently expects to realize growth in both units and revenues, as well as significant operating performance improvements.

     A dramatic slowdown from prior years' growth levels, and increased competition, have created a challenging operating environment in India, the other major market in Whirlpool's Asian region. However, the company expects performance improvements in the fourth quarter, when the purchases of white-goods are historically strongest.


                                    - more -

     Whirlpool Financial Corporation (WFC), without the reserve charge, reported a significant increase in revenue and operating profit for the third quarter versus the same period in 1996. WFC is reflected as a discontinued operation, and Whirlpool will no longer report results for WFC as it anticipates completing the sale of most of WFC's assets to Transamerica Corporation, by year-end 1997.

     Whirlpool Corporation is the world's leading manufacturer and marketer of major home appliances. Headquartered in Benton Harbor, the company manufactures in 13 countries and markets products under 11 major brand names in about 140 countries.


                                      ###

           CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS (UNAUDITED)
                    WHIRLPOOL CORPORATION AND SUBSIDIARIES
                       FOR THE PERIOD ENDED SEPTEMBER 30
             (millions of dollars except share and dividend data)

                                                                 Third Quarter               Nine Months
                                                               ------------------         ------------------
                                                                 1997      1996             1997      1996
                                                               --------   -------          -------   -------
Net sales                                                       $ 2,043   $ 2,155          $ 6,107   $ 6,397

EXPENSES:
  Cost of products sold                                           1,593     1,679            4,717     4,979
  Selling and administrative                                        398       383            1,152     1,154
  Intangible amortization                                             8         9               25        27
  Restructuring costs                                               308        30              308        30
                                                                -------   -------          -------   -------
                                                                  2,307     2,101            6,202     6,190
                                                                -------   -------          -------   -------
    OPERATING PROFIT (LOSS)                                        (264)       54              (95)      207

OTHER INCOME (EXPENSE):
  Interest and sundry income (expense)                               (7)       (1)             (10)       (8)
  Interest expense                                                  (37)      (39)            (110)     (117)
                                                                -------   -------          -------   -------
    EARNINGS (LOSS) BEFORE INCOME TAXES
      AND OTHER ITEMS                                              (308)       14             (215)       82

        Income taxes                                                (71)       18              (26)       51
                                                                -------   -------          -------   -------
    EARNINGS (LOSS) FROM CONTINUING OPERATIONS
      BEFORE EQUITY EARNINGS AND MINORITY INTERESTS                (237)       (4)            (189)       31

      Equity in affiliated companies                                 15        20               61        61
      Minority interests                                             22         4               32         9
                                                                -------   -------          -------   -------
    EARNINGS (LOSS) FROM CONTINUING OPERATIONS                     (200)       20              (96)      101
      Discontinued operations less applicable taxes                 (18)        1              (11)       10
                                                                -------   -------          -------   -------
    NET EARNINGS (LOSS)                                         $  (218)  $    21          $  (107)  $   111
                                                                =======   =======          =======   =======

Per share of common stock:
  Primary earnings (loss) from continuing operations            $ (2.66)  $  0.27          $ (1.28)  $  1.35
  Primary earnings (loss) from discontinued operations            (0.24)     0.01            (0.14)     0.13
                                                                -------   -------          -------   -------
    Primary earnings (loss)                                     $ (2.90)  $  0.28          $ (1.42)  $  1.48
                                                                =======   =======          =======   =======

  Cash dividends                                                $  0.34   $  0.34          $  1.02   $  1.02
                                                                =======   =======          =======   =======

See notes to consolidated condensed financial statements.

CONSOLIDATED CONDENSED BALANCE SHEETS
WHIRLPOOL CORPORATION AND SUBSIDIARIES

(millions of dollars)

                                                                Whirlpool Corporation
                                                                    (Consolidated)
                                                              --------------------------
                                                              September 30   December 31
                                                                  1997           1996
                                                               (Unaudited)    (Audited)
                                                              ------------    ----------
ASSETS

CURRENT ASSETS

Cash and equivalents                                            $    90         $   129
Trade receivables, less allowances
     (1997:  $63 ;1996:  $45)                                     1,312             966

Financing receivables and leases,
     less allowances
        (1997: - ;1996:  $12)                                         -           1,400
Inventories                                                         911           1,034
Other current assets                                                380             283
Net assets of discontinued operations                             1,594               -
                                                                -------         -------
TOTAL CURRENT ASSETS                                              4,287           3,812



Investments and other assets                                      1,026             830
Financing receivables and leases,
     less allowances
        (1997: - ;1996:  $38)                                         -             705
Intangibles, net                                                    757             870
                                                                -------         -------
                                                                  1,783           2,405

Property, plant and equipment                                     3,683           3,839
Accumulated depreciation                                         (2,119)         (2,041)
                                                                -------         -------
                                                                  1,564           1,798
                                                                -------         -------
TOTAL ASSETS                                                    $ 7,634         $ 8,015
                                                                =======         =======


                                                                Whirlpool Corporation
                                                                   (Consolidated)
                                                             ----------------------------
                                                             September 30   December 31
                                                                 1997           1996
                                                              (Unaudited)    (Audited)
                                                             ----------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES


Notes payable                                                   $2,055          $2,157
Accounts payable                                                   810             983
Other current liabilities                                        1,128             882
                                                                ------          ------
TOTAL CURRENT LIABILITIES                                        3,993           4,022

Long-term debt                                                     900             955
Postemployment benefits                                            573             563
Other liabilities                                                  326             367
                                                                ------          ------
                                                                 1,799           1,885


Minority interests                                                 131             182


STOCKHOLDERS' EQUITY
Common stock                                                        82              81
Paid-in capital                                                    271             246
Retained earnings                                                1,734           1,918
Unearned restricted stock                                           (6)             (7)
Currency translation adjustments                                  (133)            (76)
Treasury stock - at cost                                          (237)           (236)
                                                                ------          ------
TOTAL STOCKHOLDERS' EQUITY                                       1,711           1,926
                                                                ------          ------
TOTAL LIABILITIES AND EQUITY                                    $7,634          $8,015
                                                                ======          ======


See notes to consolidated condensed financial statements.